EXHIBIT 99.1

FOR IMMEDIATE RELEASE

           U.S. AGGREGATES' BOARD OF DIRECTORS NAMES STANFORD SPRINGEL
                            CHIEF EXECUTIVE OFFICER

San Mateo, CA., May 11, 2001 - The Board of Directors of U.S. Aggregates, Inc. (NYSE:AGA) announced today that it named Stanford Springel, 54, as the new Chief Executive Officer. Mr. Springel replaces James Harris who has served as the company's Chief Executive Officer since its founding in 1994. Mr. Harris will continue as the company's Chairman of the Board. In addition, Morris Bishop will continue to serve as the Company's President and Chief Operating Officer.

Mr. Springel comes to U.S. Aggregates with more than fourteen years of experience with crisis management and financial turnarounds. Most recently, Mr. Springel served as a management consultant to Ogden Corporation, now Covanta Energy Corp. (NYSE: COV) as it restructured its businesses. From 1969-1986, Mr. Springel was employed in various financial management roles with General Electric Company

In accepting his appointment, Mr. Springel said, "I am pleased with the opportunity to lead U.S. Aggregates. The company has concluded a year in which it faced many obstacles stemming from a very difficult economic environment, in addition to the financial performance issues detailed in the company's year 2000 10-K. However, combined with a strong core of valuable assets in strategic locations and a renewed focus on operations, I believe the Company is in a good position to return to profitability."

Speaking of the management changes, James Harris, Chairman of the Board, said, "We are delighted to have Stan Springel at U.S Aggregates. The Board felt that the Company needed additional leadership to steer it through the current difficult period, and Stan has a well-established track record of guiding companies through such difficult environments. Combined with the industry experience and contacts of Morris Bishop, we feel that we have a strong management team in place."

Founded in 1994, U.S. Aggregates, Inc. ("USAI ") is a leading producer of aggregates. Aggregates consist of crushed stone, sand and gravel. The Company's products are used primarily for construction and maintenance of highways and other infrastructure projects as well as for commercial and residential construction. USAI serves local markets in nine states in two fast growing regions of the U.S., the Mountain states and the Southeast.


Certain matters discussed in this release contain forward-looking statements and information based on management's belief as well as assumptions made by and information currently available to management. Such statements are subject to risks, uncertainties and assumptions including, among other matters, future growth in the construction industry; the ability of U.S. Aggregates to complete and effectively integrate its acquired companies' operations; to fund its liquidity; and general risks related to the markets in which U.S. Aggregates operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those projected. Additional information regarding these risk factors and other uncertainties may be found in the Company's filings with the Securities and Exchange Commission.